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                 2000 PROFESSIONAL EMPLOYEE STOCK PURCHASE PLAN

         1. Purpose of the Plan. The purpose of the 2000 Professional Employee Stock Purchase Plan is to secure for OptiCare Health Systems, Inc. (the Company) and its stockholders the benefits of the incentive inherent in the ownership of the Company's common stock by present and future employees of the Company and its subsidiaries and affiliates.

         2. Shares Reserved for the Plan. There shall be reserved for issuance and purchase under the Plan an aggregate of 450,000 shares of common stock of the Company ("common stock"), subject to adjustment as provided in Section 11. Notwithstanding the foregoing, the number of shares of common stock available for issuance and purchase under the Plan shall be reduced by the number of shares of common stock issued under the Company's 1999 Employee Stock Purchase Plan. Shares subject to the Plan may be shares now or hereafter authorized but unissued, or shares that were once issued and subsequently reacquired by the Company.

         3. Administration of the Plan. The Plan shall be administered at the expense of the Company by a committee appointed by the board of directors of the Company (the "Board") consisting of not less than two members of the Board who shall serve at the pleasure of the Board and which shall be designated as the Compensation Committee (hereinafter referred to as the "Committee"). No member of the Committee shall be eligible to participate in the Plan. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in administering the Plan, all of which determinations shall be final and binding upon all persons unless otherwise determined by the board of directors. A quorum of the Committee shall consist of a majority of its members and the Committee may act by vote of a majority of its members at a meeting at which a quorum is present, or without a meeting by a written consent to the action taken signed by all members of the Committee.

         4. Eligible Employees. All employees of the Company, its subsidiaries and affiliates, including, but not limited to, OptiCare, P.C. and Optometric Eye Care Center, P.A. and their respective subsidiaries, shall be eligible to participate in the Plan, provided each of such employees:

         a.   has customary employment of a minimum of 20 hours per week,

         b. has customary employment for more than five months in a calendar year, and

         c. does not own, immediately after the right is granted, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or a subsidiary company.

         In determining whether a company is a subsidiary, the rules of Section 424(f) of the Code


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shall be followed, and in determining stock ownership under this paragraph the rules of Section 424(d) of the Internal Revenue Code of 1986, as amended (the "Code"), shall apply and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee. Employees eligible to participate in the Plan pursuant to the provisions of this Section 4 are hereinafter referred to as "Eligible Employees".

         5. Election to Participate. Each Eligible Employee may participate in the Plan by filing with the Committee an election to purchase form (the "Form") authorizing specified regular payroll deductions. Payroll deductions may be in any amount specified by an employee, but the annual rate of deductions may not exceed 20% of the employee's annual rate of base compensation (as defined by the Committee) in effect at the time of the filing of the Form. All regular payroll deductions shall be credited to a non-interest bearing account which the Company shall establish in the name of each participant ("Payroll Deduction Account"). Eligible Employees who so elect to participate in the Plan are hereinafter referred to as "Participating Employees."

         All funds in Payroll Deduction Accounts may be used by the Company for any corporate purpose, subject to the right of a Participating Employee to withdraw at any time an amount equal to the balance accumulated in the employee's Payroll Deduction Account. A Participating Employee may at any time, but not more than once during any calendar quarter, increase or decrease the employee's payroll deduction by filing a new Form which shall become effective on the following payroll date.

          6. Limitation on Number of Shares Which an Employee May Purchase. No Eligible Employee may be granted an option under the Plan that permits the employee to purchase stock under the Plan (and any other employee stock purchase plans qualified under Section 423 of the Code and sponsored by the Company or any of its subsidiaries) at a rate which exceeds $25,000 in fair market value of such stock (determined at the time the option is granted) for each calendar year in which any such option granted to such individual is outstanding at any time.

         The foregoing limitation shall be interpreted by the Committee in accordance with applicable rules and regulations issued under the Code.

          7. Purchase Price. The Purchase Price for each share of common stock shall be 85% (or such higher percentage as the Committee may determine from time to time) of the fair market value of such share on the Investment Date as hereinafter defined, provided that the Purchase Price shall in no event be less than the par value of such share.

         Fair market value on a given date means (i) if the common stock is listed on a national securities exchange, the mean between the highest and lowest sale prices reported as having occurred on the primary exchange on which the common stock is listed and traded on the date prior to such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported; (ii) if the common stock is not listed on any national securities

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exchange but is quoted in the National Market System of The Nasdaq Stock Market
on a last sale basis, the average between the high bid price and low ask price reported on the date prior to such date, or, if there is no such sale on that date, then on the last preceding date on which a sale was reported; or (iii) if the common stock is not listed on a national securities exchange nor quoted in the National Market System of The Nasdaq Stock Market on a last sale basis, the amount determined by the Committee to be the fair market value based upon a good faith attempt to value the common stock accurately.

          8. Method of Purchase and Investment Accounts. The last business day of the third month in each calendar quarter commencing on or after the effective date of the Plan shall be known as an Investment Date. Each Participating Employee having funds in the employee's Payroll Deduction Account on an Investment Date shall be deemed, without any further action, to have been granted and have exercised such employee's right to purchase one or more full or fractional shares which the funds in such employee's Payroll Deduction Account could purchase at the Purchase Price on such Investment Date, subject to the restrictions set forth in Section 6. All full or fractional shares so purchased shall be credited to each Participating Employee and any balance in the employee's Payroll Deduction Account, if any, shall be retained in such Account.

          9. Rights as a Stockholder. Upon each Investment Date, or as soon thereafter as practicable, a certificate for each share of common stock credited to the employee will be forwarded to the employee or such full shares and fractional shares will otherwise be credited to the employee. In the event a Participating Employee terminates his or her Payroll Deduction Account, any fractional shares credited to the Participating Employee will be paid to such employee in cash.

         10. Rights Not Transferable. Rights under the Plan are not transferable by a Participating Employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee.

         11. Adjustment for Changes in the Company's Stock. In the event of a subdivision of outstanding shares of common stock, or the payment of a stock dividend thereon, the number of shares reserved or authorized to be reserved under the Plan shall be increased proportionately, and such other adjustment shall be made as may be deemed necessary or equitable by the Committee. In the event of any other change affecting the common stock, such adjustments shall be made as may be deemed equitable by the Committee to give proper effect to such event subject to the limitations of Section 424 of the Code.

         12. Retirement, Termination and Death. In the event of a Participating Employee's retirement or other termination of employment, or in the event that the employee otherwise ceases to be an Eligible Employee, the amount in the employee's Payroll Deduction Account shall be refunded to the employee and, in the event of death, shall be paid to the employee's designated beneficiary under the Plan.


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         13. Amendment of the Plan. The board of directors may at any time amend the Plan in any respect, except that, without the approval of the stockholders of the Company, no amendment shall be made changing the number of shares to be reserved under the Plan (other than as provided in Section 11) to an amount which would require shareholder approval under the rules of the American Stock Exchange or such other exchange or National Market System that the Company's common stock is then listed.

         14. Termination of the Plan. The Plan and all rights of employees hereunder shall terminate:

              (a) on the Investment Date that Participating Employees become entitled to purchase a number of shares greater than the number of reserved shares remaining available for purchase: or

              (b) at any time, at the discretion of the board of directors, effective as of the completion of any calendar quarter.

         In the event that the Plan terminates under circumstances described in
(a) above, reserved shares remaining as of the termination date shall be issued to Participating Employees on a pro rata basis.

         15. Effective Date of the Plan. The Plan shall become effective on March 27, 2000.

         16. Government and Other Regulations. The Plan, and the grant and exercise of the rights to purchase shares hereunder, and the Company's obligation to sell and deliver shares upon the exercise of rights to purchase shares, shall be subject to all applicable Federal, State and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Committee, be required.

         17. Tax. The Plan is not intended to comply with the provisions of
Section 423 of the Code and, as such, Participating Employees will not receive favorable tax treatment provided under the Code when the common stock is sold.



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